THE BEAR STEARNS COMPANIES INC.
                                 REPORTS RECORD SECOND QUARTER RESULTS;
                                        NET INCOME INCREASES 110%


New York, New York -- January 13, 1994 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced record earnings for the company's second fiscal quarter ended December 31, 1993.

     Net income for the second quarter of fiscal 1994 was $134.8 million, or $1.05 per share, a 110% increase in net income from $64.3 million, or 52 cents per share for the comparable quarter last year. Net income for the first six months of fiscal 1994 was $239.1 million, or $1.86 per share, an 88% increase in net income from $127.3 million, or $1.07 per share for the comparable period a year ago.

     Revenues, net of interest expense, for the quarter ended December 31, 1993 were $752.1 million, a 65% increase from $454.7 million for the comparable quarter last year. For the six months ended December 31, 1993, revenues, net of interest expense, were $1.3 billion, a 50% increase from $894.4 million a year ago.

     Chief Executive Officer and President, James E. Cayne, stated "Our pre-tax return on equity has averaged 50% for the last two calendar years and for the first six months of fiscal 1994 was 62% on an annualized basis. The record results reflect the efforts of all of our associates who have worked hard to achieve this level of performance."

     The company said that the results for the current quarter reflect increased revenues in most of its major business areas. Investment banking revenues rose 180% due to the high level of debt and equity underwriting activity and to increased merger and acquisition business during the quarter. A 58% rise in principal transaction revenues was attributable to favorable market conditions and strong performances in fixed income and equity trading areas. The Correspondent Clearing, Institutional Sales and Private Client Services Departments all contributed to a 23% increase in commission revenues.

     During the last six months of 1993, the company said it repurchased 1.4 million shares of its common stock in the open market for approximately $30 million in conjunction with the Capital Accumulation Plan and the Performance Unit Plan, deferred compensation plans for senior managing directors.

     Separately, the company announced that it has recently opened a representative office in Beijing, the company's second office in the People's Republic of China. Bear Stearns' presence in China is central to the firm's overall international effort and affirms its long-term commitment to the Asia/Pacific region.


    The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serv-ing governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 6,800 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, D.C.; representative offices in Beijing, Geneva, Hong Kong and Shanghai; international subsidiaries in Frankfurt, Hong Kong, London, Paris, Sao Paulo and Tokyo; and participates in joint ventures with other firms in Karachi, Madrid and Paris. As of December 31, 1993, total capital, including long-term borrowings, was approximately $4.7 billion. Book value as of December 31, 1993 was $14.09 per share, based on 123,433,918 shares outstanding.



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                                     THE BEAR STEARNS COMPANIES INC.
                                    CONSOLIDATED STATEMENTS OF INCOME
                                               (UNAUDITED)
                                                Three Months Ended                  Six Months Ended
                                          December 31,     December 31,       December 31,   December 31,
                                                1993             1992               1993           1992
                                                            (In thousands, except share data)
Revenues
   Commissions                            $    129,518       $  105,453     $   237,116     $    190,339
   Principal transactions                      363,443          230,475         650,213          478,209
   Investment banking                          176,953           63,183         296,123          125,557
   Interest and dividends                      326,461          228,046         573,460          436,207
   Other income                                  6,182            5,412          17,363            7,180
     Total revenues                          1,002,557          632,569       1,774,275        1,237,492
   Interest expense                            250,452          177,887         434,458          343,058
   Revenues, net of
     interest expense                          752,105          454,682       1,339,817          894,434

Non-interest expenses
   Employee compensation
    and benefits                               379,427          231,756          668,800         449,063
   Floor brokerage, exchange
    and clearance fees                          24,451           21,381           47,461          38,676
   Communications                               18,703           14,704           34,972          29,122
   Occupancy                                    18,154           17,364           37,098          34,463
   Depreciation and
    amortization                                11,723           10,354           22,678          20,824
   Advertising and market
    development                                 13,616            9,253           23,872          18,038
   Data processing and
    equipment                                    7,229            5,994           13,621          14,368
   Other expenses                               46,888           33,023           81,409          70,483
     Total non-interest
      expenses                                 520,191          343,829          929,911         675,037

Income before provision
   for income taxes                            231,914          110,853          409,906         219,397
Provision for income taxes                      97,101           46,559          170,790          92,147

Net income                                $    134,813       $   64,294     $    239,116    $    127,250

Net income applicable to
   common shares                          $    130,314       $   62,830     $    230,222    $    130,156

Earnings per share                        $       1.05       $      .52     $       1.86    $       1.07

Weighted average common
   and common equivalent
   shares outstanding                      123,602,326      120,687,740      123,845,830     121,496,033

Cash dividends declared
   per common share                       $       0.15       $     0.15     $       0.30    $       0.30



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